ALLIANCEBERNSTEIN INVESTMENTS, INC.
                          1345 Avenue of the Americas
                              New York, N.Y. 10703
                                 (212) 969-2156


                                                    October 28, 2016



Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.  20549


      Re:   AB Global Thematic Growth Fund, Inc.
            File Nos. 2-70427 and 811-03131
            ------------------------------------

Dear Sir or Madam:

            We have acted as counsel to AB Global Thematic Growth Fund, Inc. (the "Fund") in connection with the preparation of Post-Effective Amendment No. 69 to the Fund's Registration Statement on Form N-1A.

            In my view, the above-described Amendment does not contain disclosures which would render it ineligible to become effective pursuant to paragraph (b) of Rule 485 under the Securities Act of 1933, as amended.

                                                  Sincerely,

                                                  /s/ Stephen J. Laffey
                                                  -----------------------------
                                                      Stephen J. Laffey
                                                      Vice President and Counsel